Exhibit 23.2

9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave., Dongcheng District
Beijing 100738, PRC
Tel: +86 10 8525 5500 Fax: +86 10 8525 5511 / 8525 5522
Beijing · Shanghai · Shenzhen · Hong Kong · Haikou · Wuhan · Singapore · New York
www.hankunlaw.com

Date: October 6, 2026

Hang Feng Technology Innovation Co., Ltd. (“Hang Feng”)

Unit 2008, 20/F, Cheung Kong Center, 2

Queen’s Road Central, Hong Kong

(852) 3905 2399

Dear Sir/Madam:

We are a qualified law firm and lawyers in the People’s Republic of China (“PRC”, which, for purposes of this consent only, does not include the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC or the Taiwan Region), and we have been engaged by Hang Feng as its PRC legal counsel to advise on certain legal matters related to the laws and regulations of the PRC.

We hereby consent to the use of this consent as an exhibit to the registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”). We further consent to the use of our name and to all references to us in the Registration Statement, the prospectus forming a part thereof, and any correspondence with the SEC relating thereto.

Very truly yours,

/s/ Han Kun Law Offices
Han Kun Law Offices